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                                                                                                               EXHIBIT 12

                                             MERRILL LYNCH & CO., INC. AND SUBSIDIARIES
                                       COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES AND
                                        COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                                                     (dollars in millions)


                                                            FOR THE THREE MONTHS ENDED           FOR THE SIX MONTHS ENDED
                                                            --------------------------          --------------------------
                                                             JUNE 29,         JUNE 30,          JUNE 29,          JUNE 30,
                                                                 2001             2000              2001              2000
                                                             --------         --------          --------          --------

Pre-tax earnings                                              $   852          $ 1,413          $  2,203           $ 3,098

Add:  Fixed charges (excluding capitalized
      interest and preferred security dividend
      requirements of subsidiaries)                             4,803            4,259            10,380             8,102
                                                             ---------         --------         ---------         ---------
Pre-tax earnings before fixed charges                           5,655            5,672            12,583            11,200
                                                             =========         ========         =========         =========

Fixed charges:
   Interest                                                     4,739            4,196            10,251             7,971
   Other  (a)                                                     117              115               234               235
                                                             ---------         --------         ---------         ---------
   Total fixed charges                                          4,856            4,311            10,485             8,206
                                                             =========         ========         =========         =========

Preferred stock dividend requirements                              14               14                28                28

Total combined fixed charges                                 ---------         --------         ---------         ---------
  and preferred stock dividends                               $ 4,870          $ 4,325          $ 10,513           $ 8,234
                                                             =========         ========         =========         =========

RATIO OF EARNINGS TO FIXED CHARGES                               1.16             1.32              1.20              1.36

RATIO OF EARNINGS TO COMBINED FIXED CHARGES
  AND PREFERRED STOCK DIVIDENDS                                  1.16             1.31              1.20              1.36




(a) Other fixed charges consist of the interest factor in rentals, amortization of debt issuance costs, preferred security dividend requirements of subsidiaries, and capitalized interest.


Note: Prior period amounts have been restated to reflect the merger with Herzog, Heine, Geduld, Inc. as required under pooling-of-interests accounting.


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